Exhibit 99.1

FOSSIL GROUP, INC. APPOINTS MAURIA FINLEY TO ITS BOARD OF DIRECTORS

Richardson, TX. August 24, 2015 — Fossil Group, Inc. (Nasdaq GS: FOSL) (the “Company”) announced the appointment of Mauria Finley to its Board of Directors effective August 24, 2015.  With the appointment, the Company’s Board of Directors consists of twelve members, including nine independent directors, two former members of senior management and one current member of senior management.

Kosta N. Kartsotis, Chairman and Chief Executive Officer of the Company said, “We are very excited to have Mauria join our board of directors.  Her successful track record of growing companies through digital experiences and social media platforms will prove invaluable as we continue to position the company to compete in the omni-channel age of retail.  Her expertise and insight on adopting technology to rapidly grow businesses and better engage with customers perfectly aligns with the strategic initiatives currently in place for Fossil Group.”

Ms. Finley was the founder of Citrus Lane and served as Chief Executive Officer from March 2011 until she retired from the company in October 2014.  Citrus Lane is a leading social commerce platform for parents and was acquired by Care.com in July 2014.  Ms. Finley previously served as Senior Director, Buyer Product and E-commerce Categories for eBay Inc. from January 2008 until October 2010.  eBay Inc. is a technology company that enables commerce on behalf of users, merchants, retailers, and brands of various sizes in the United States and internationally. From September 2004 until January 2008, Ms. Finley served as Senior Director, New Ventures and Funding Mix for PayPal, then a division of eBay Inc.,  and now known as PayPal Holdings, Inc.  PayPal Holding, Inc. is a technology platform company that enables digital and mobile payments on behalf of consumers and merchants worldwide.  From January 2001 until December 2003, Ms. Finley served as Director of Product Management for Good Technology.  Good Technology is a mobile startup that developed smartphone software and hardware for wireless messaging and personal information management for enterprises and users.  From March 1999 until January 2001, Ms. Finley served as Director of Product Management for AOL.  From September 1997 until March 1999, Ms. Finley served as Senior Product Manager for Netscape Communication.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer lifestyle and fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under a diverse portfolio of proprietary and licensed brands, handbags, small leather goods and accessories.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through 26 Company-owned foreign sales subsidiaries and a network of approximately 75 independent distributors.  The Company also distributes its products in over 600 Company-owned and operated retail stores, through its international e-commerce websites and through the Company’s U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Eric M. Cerny	Allison Malkin
	FOSSIL GROUP, Inc.	ICR, Inc.
	(855) 336-7745	(203) 682-8225